UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 5, 2017

                 AMERICANN, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54231	27-4336843
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

3200 Brighton Blvd., Unit 144
               Denver, CO 80216
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (303) 862-9000

                    N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry Into a Material Definitive Agreement.

$800,000 Construction Financing

On October 30, 2017 the Company secured $800,000 in financing from three unrelated parties (the “Lenders”) in the form of a loan. The primary use of the loans proceeds will be to prepare the Company’s Massachusetts Medical Cannabis Center (the “MMCC”) for the first phase of development, which will include a pad-ready site for Building 3 and the improvements to the entrance and roadways for the entire project. The remaining loan proceeds will be used to pay lease payments, thru Nov 17, 2017, to Medical Massachusetts Properties, LLC, owner of the land on which the MMCC will be built, and for working capital.

The loan bears interest at 8% per year and is due and payable on April 30, 2018. At the options of the Lenders, all or any portion of the outstanding loan balance is convertible into shares of the Company’s common stock. The number of shares of the Company’s common stock which will be issued upon any conversion will be determined by dividing the amount to be converted by $1.50, which amount will be proportionately adjusted in the event of any stock split or capital reorganization. The loan may be prepaid at any time, without penalty on 5 days’ notice to the Lenders.

The loan is secured by a second deed of trust on the Company’s property in Denver, Colorado. Following the closing of any sale of the Company’s Denver property, the Lenders will have 10 days to notify the Company in writing as to whether the Lenders want to:

●	use all or a portion of the net proceeds from the sale of the Denver property to purchase restricted shares of the Company’s common stock at a price of $1.50 per share; or

●	have the net proceeds applied to the unpaid accrued interest and principal amount of the Loan.

As further consideration for the loan, the Company issued warrants to the Lenders which allow the Lenders to purchase up to 660,000 shares of the Company’s common stock. The warrants are exercisable at a price of $1.50 per share any time on or before October 13, 2022.

Amendment to Lease on property in Freetown, Massachusetts

On October 17, 2016, the Company closed the previously announced acquisition of a 52.6-acre parcel of undeveloped land in Freetown, Massachusetts. The Company plans to develop the property as the Massachusetts Medical Cannabis Center (the “MMCC”).

As part of a simultaneous transaction, the Company sold the property to Massachusetts Medical Properties, LLC (“MMP”) and the Company and MMP entered into a lease, pursuant to which MMP leased the property to the Company for an initial term of fifty years.

Under the terms of the lease, the Company had until October 16, 2017 to obtain capital funding for the construction of the first phase building. On October 17, 2017 the Company and MMP amended the lease to provide that the Company will have until 16 months from October 17, 2016 to raise $2.6 million for the construction of the first phase of the MMCC. If the Company is unable to raise $2.6 million on or before 16 months from October 17, 2016, the lease will terminate.

As further consideration for the amendment to the lease, the Company issued a warrant which allows MMP to purchase 100,000 shares of the Company’s common stock at a price of $1.50 per share. The warrant expires on October 17, 2022.

Convertible Loan

On October 5, 2017 the Company borrowed $128,000 from an unrelated third party. Net proceed to the Company, after deduction for the Lender’s legal and due diligence fees, were $125,000. The loan bears interest at 12% per year and is due and payable on October 5, 2018. At any time on or before April 5, 2018 the Company may prepay the loan by paying the Lender the outstanding loan principal and accrued interest plus premiums ranging from 115% to 135%.

After April 5, 2018, the Company may not repay the loan with the consent of the Lender.

At any time after April 5, 2018 the Lender may convert the unpaid principal amount of the loan into shares of the Company’s common stock. The number of shares to be issued upon conversion will be determined by dividing the amount of the loan to be converted by the Conversion Price. If the Market Price of the Company’s common stock is greater than or equal to $1.35, the Conversion Price will be the greater of the Variable Conversion Price, or $1.00. If the Market Price of the Company’s common stock is less than $1.35, the Conversion Price is equal to the lesser of the Variable Conversion Price or $1.00 (subject, in each case, to equitable adjustments for stock splits, stock dividends rights offerings, recapitalizations, reclassifications, extraordinary distributions and similar events). The “Variable Conversion Price” will be 65% of the Market Price. “Market Price” is the average of the lowest two VWAP’s for the Company’s common stock during the fifteen trading day period ending on the latest complete trading day prior to the Conversion Date. “VWAP” means the dollar volume-weighted average sale price of the Company’s common stock on any particular trading day.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 of this report.

Item 3.02     Unregistered Sale of Equity Securities.

The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 and Rule 506 of the Securities and Exchange Commission with respect to the issuance of the securities described in Item 1.01 of this report. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of the securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICANN, INC.

Dated: November 8, 2017	By:	/s/ Timothy Keogh
Timothy Keogh
Chief Executive Officer

4

AmeriCann 8-K 1.01 Loan Agree. Amend. 11-7-17